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                                                                   Exhibit 4.2

                          [Hudson Chartered Logo]

                RETURN THIS CARD ONLY IF YOU WISH TO PARTICIPATE

                         HUDSON CHARTERED BANCORP, INC.

                  DIVIDEND INVESTMENT AND STOCK PURCHASE PLAN

                        SHAREHOLDER AUTHORIZATION CARD


To participate in the Hudson Chartered Bancorp, Inc. Dividend Investment and Stock Purchase Plan ("Plan") as set forth in the accompanying Prospectus, please fill out this Shareholder Authorization Card and return it in the envelope provided to The First National Bank of Boston, P.O. Box 1681, M.S. 45-01-06, Boston, Massachusetts 02021. Please address all inquiries concerning the Plan to The First National Bank of Boston at the address above, or at 1-800-730-4001.

Indicate your preference by checking one of the boxes below.


1.  |   |   FULL DIVIDEND REINVESTMENT --
            Reinvest cash dividends on all shares of common stock that I/we own. I/we may also make optional payments.

2.  |   |   PARTIAL DIVIDEND REINVESTMENT --
            Send me/us dividends in cash on ________ shares of common stock and reinvest cash dividends on the rest of my/our shares.
            I/we may also make optional payments. Enter a specific number of shares.


3.  |   |   OPTIONAL CASH PAYMENTS ONLY --
            Send me/us all dividends in cash and invest any optional cash payments in shares of common stock.


OPTIONAL CASH PAYMENT ENCLOSED $__________
(An Optional Cash Payment may be made at the time of enrollment.)


This authorization card must be signed by all registered owners of the shares with respect to which it is to apply. Participation in the Plan is subject to the terms set forth in the accompanying Prospectus. This authorization may be modified or revoked by notifying the Plan Administrator in writing. Such change would become effective at the time set forth in the Plan.


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_________________________________  _________
   Signature of Shareholder          Date


_________________________________  _________
   Signature of Shareholder          Date


INVESTMENT OPTIONS UNDER THE PLAN


FULL DIVIDEND REINVESTMENT - The dividends on all Hudson Chartered Bancorp, Inc. shares of common stock will be reinvested to purchase shares of common stock. You may also make optional cash purchases at any time in amounts not less than $100 or more than $5,000 per quarter. Dividends on shares purchased with optional cash payments will be reinvested to purchase common stock.


PARTIAL DIVIDEND REINVESTMENT - The dividends on less than all Hudson Chartered Bancorp, Inc. shares may be reinvested to purchase shares of common stock. For example, if you own 300 shares of common stock and want to receive cash dividends on 200 shares of common stock, check box number 2 and fill in 200 on the blank line preceding common stock. Cash dividends on these 200 shares will be mailed to you and the dividends on your remaining shares will be reinvested to purchase common stock. The cash dividend you wish to receive must be on full shares. You may also make optional cash purchases at any time in amounts not less than $100 or more than $5,000 per quarter. Dividends on shares purchased with optional cash payments will be reinvested to purchase common stock.

OPTIONAL CASH PAYMENTS ONLY - You may make optional payments without reinvesting dividends on your shares. The total of all optional cash payments may not exceed $5,000 per quarter. Dividends on shares purchased with optional cash payments will not be reinvested to purchase common shares under this option.

THIS IS NOT A PROXY. DO NOT RETURN THIS FORM UNLESS YOU INTEND TO PARTICIPATE IN THE PLAN SINCE THIS FORM AUTHORIZES THE FIRST NATIONAL BANK OF BOSTON TO ENROLL YOUR ACCOUNT IN THE PLAN. IF THE CARD IS SIGNED BUT NO BOX IS CHECKED, YOU WILL BE ENROLLED UNDER THE FULL DIVIDEND REINVESTMENT OPTION. IF NO CLASS OF STOCK IS SPECIFIED, ALL CLASSES OF STOCK HELD IN YOUR ACCOUNT WILL BE ENROLLED.